STOCK PURCHASE AGREEMENT

by and among

ADDvantage Acquisition Corp.

and

Carlton Douglas Nave, Edward Howe, Ryan Hecox, John Leigh, Peter Boettcher, and Michael Burch

dated as of

February 28, 2014

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE	10

Section 2.01	Purchase and Sale	10

Section 2.02	Purchase Price	10

Section 2.03	Deliveries at the Closing	10

Section 2.04	Purchase Price Adjustment	11

Section 2.05	Closing	13

Section 2.06	Withholding Tax	14

Section 2.07	Loan Repayment	14

Section 2.08	Deferred Payments	14

Section 2.09	Escrow	16

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	17

Section 3.01	Authority of Seller	17

Section 3.02	Organization, Authority and Qualification of the Company	17

Section 3.03	Capitalization	17

Section 3.04	No Subsidiaries	18

Section 3.05	No Conflicts; Consents	18

Section 3.06	Financial Statements	18

Section 3.07	Undisclosed Liabilities	19

Section 3.08	Absence of Certain Changes, Events and Conditions	19

Section 3.09	Material Contracts	21

Section 3.10	Title to Assets; Real Property	23

Section 3.11	Condition and Sufficiency of Assets	24

Section 3.12	Intellectual Property	24

Section 3.13	Inventory	26

Section 3.14	Accounts Receivable	26

Section 3.15	Customers and Suppliers	26

Section 3.16	Insurance	27

Section 3.17	Legal Proceedings; Governmental Orders	27

Section 3.18	Compliance With Laws; Permits	28

i

Section 3.19	Environmental Matters	28

Section 3.20	Employee Benefit Matters	29

Section 3.21	Employment Matters	32

Section 3.22	Taxes	33

Section 3.23	Books and Records	35

Section 3.24	Brokers	35

Section 3.25	Full Disclosure	36

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	36

Section 4.01	Organization and Authority of Buyer	36

Section 4.02	No Conflicts; Consents	36

Section 4.03	Investment Purpose	37

Section 4.04	Brokers	37

Section 4.05	Sufficiency of Funds	37

Section 4.06	Legal Proceedings	37

ARTICLE V	COVENANTS	37

Section 5.01	Confidentiality	37

Section 5.02	Non-Competition; Non-Solicitation	37

Section 5.03	Governmental Approvals and Consents	39

Section 5.04	Books and Records	40

Section 5.05	Closing Conditions	41

Section 5.06	Public Announcements	41

Section 5.07	Benefit Plans; Employees	41

Section 5.08	Battery Business	41

Section 5.09	Further Assurances	42

ARTICLE VI	TAX MATTERS	42

Section 6.01	Tax Covenants	42

Section 6.02	Termination of Existing Tax Sharing Agreements	43

Section 6.03	Tax Indemnification	43

Section 6.04	Straddle Period	43

Section 6.05	Section 338(h)(10) Election	43

Section 6.06	Contests	44

Section 6.07	Cooperation and Exchange of Information	44

Section 6.08	Tax Treatment of Indemnification Payments	45

Section 6.09	Survival	45

Section 6.10	Overlap	45

ARTICLE VII	CONDITIONS TO CLOSING	45

Section 7.01	Conditions to Obligations of All Parties	45

Section 7.02	Conditions to Obligations of Buyer	45

Section 7.03	Conditions to Obligations of Sellers	47

ARTICLE VIII	INDEMNIFICATION	48

Section 8.01	Survival	48

Section 8.02	Indemnification By Sellers	48

Section 8.03	Indemnification By Buyer	49

Section 8.04	Certain Limitations	49

Section 8.05	Indemnification Procedures	50

Section 8.06	Payments	52

Section 8.07	Tax Treatment of Indemnification Payments	52

Section 8.08	Effect of Investigation	52

ARTICLE IX	SELLERS AND SELLER REPRESENTATIVE	52

Section 9.01	Seller Representative	52

Section 9.02	Sellers' Liability	53

ARTICLE X	MISCELLANEOUS	53

Section 10.01	Expenses	53

Section 10.02	Notices	53

Section 10.03	Interpretation	55

Section 10.04	Headings	55

Section 10.05	Severability	55

Section 10.06	Entire Agreement	55

Section 10.07	Successors and Assigns	55

Section 10.08	No Third-Party Beneficiaries	56

Section 10.09	Amendment and Modification; Waiver	56

Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	56

Section 10.11	Equitable Remedies	57

Section 10.12	Attorneys’ Fees	57

Section 10.13	Cumulative Remedies	57

Section 10.14	Time of the Essence	57

Section 10.15	Counterparts	57

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 28, 2014, is entered into among ADDvantage Acquisition Corp., an Oklahoma corporation (“Buyer”) and Carlton Douglas Nave, Edward Howe, Ryan Hecox, John Leigh, Peter Boettcher, and Michael Burch (“Sellers”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, no par value (the “Shares”), of Nave Communications Company, a Maryland corporation (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, Sellers desire to appoint a Seller Representative to act on their behalf in connection with matters related to this Agreement and the transaction contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Battery Business” has the meaning set forth in Section 5.08.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tulsa, Oklahoma are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer's Accountants” means HoganTaylor LLP.

“Calculation Periods” means (a) the twelve month period beginning on the first day of the calendar month immediately following the month in which Closing occurs and ending on the last day of the twelfth calendar month thereafter, and (b) each of the twelve month periods described in (a) above beginning in 2014, 2015 and 2016, respectively.

“Cap” has the meaning set forth in Section 8.04(a).

“Cause” means (a) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony, (b) an act of fraud, dishonesty or breach of trust by an employee in connection with the business of the Buyer or its Affiliate (including the Company), (c) an employee’s gross negligence or intentional misconduct in the performance of his duties to the Buyer or its Affiliate (including the Company), including but not limited to the employee’s refusal to act as directed by the chief executive officer or board of directors (or similar governing body) of his employer or the employee’s failure to devote his full business time to the business of the Buyer or its Affiliate (including the Company), (d) a breach by an employee who is also a Remaining Seller of his obligations to the Buyer or its Affiliate (including the Company) under this Agreement or under any of the other Transaction Documents, or (e) any other intentional conduct of an employee that materially injures the Buyer or its Affiliate (including the Company).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Debt Payoff Amount” has the meaning set forth in Section 2.07.

“Deferred Payments” means the payments to be made by the Buyer to the Sellers pursuant to Section 2.08, including the Fixed Deferred Payment and the Earn-Out Payments.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disability” means an employee’s inability to perform, with or without reasonable accommodations, the essential functions of the employee’s position for a period of 180 consecutive days due to mental or physical incapacity, as reasonably determined by a physician retained by the employer.

“Disclosure Schedule” means the Disclosure Schedule of Seller delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and made a part of and incorporated into this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Calculation” has the meaning set forth in Section 2.08(c).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.08(c).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.08(c).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.08(c).

“Earn-out Payment” has the meaning set forth in Section 2.08(b).

“Earn-out Period” means the 36 month period beginning on the commencement of the Calculation Periods and ending 36 months later on the final day of the Calculation Periods.

“Earn-Out Review Period” has the meaning set forth in Section 2.08(c).

“EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Company for such period, determined in accordance with GAAP.

“EBITDA Threshold” means, with respect to any Calculation Period, the EBITDA threshold amount of $2 million.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means BOKF, N.A. d/b/a Bank of Oklahoma.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Seller Representative and the Escrow Agent at the Closing substantially in the form of Exhibit A hereto.

“Escrow Funds” means the funds in the Escrow Account.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fixed Deferred Payment” has the meaning set forth in Section 2.08(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Initial Purchase Price Payment” means the sum of Eight Million Dollars ($8,000,000) as adjusted pursuant to Section 2.04(a) hereof, plus $895,365 related to the Section 338(h)(10) Election less the Working Capital Escrow Deposit and less any reduction pursuant to Section 2.07.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

 “Liabilities” means all liabilities, obligations, indebtedness (short- or long-term) or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

"Ownership Percentages" has the meaning set forth in Section 2.03(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreement” means the Release Agreement to be executed and delivered by Sellers at Closing substantially in the form attached hereto as Exhibit B hereto.

“Remaining Sellers” means all of the Sellers except Ed Howe.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the buying and selling of used and refurbished equipment for telecom and cable networks.

“Restricted Period” means, for any Seller, a period of time commencing on the Closing Date and continuing until the later of (i) three years from the Closing Date or (ii) one year from the date such Seller ceases to be employed by the Buyer or any of its Affiliates (including the Company).

“Reviewed Financial Statements” has the meaning set forth in Section 3.06.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

"Sellers' Accounts" has the meaning set forth in Section 2.03(a).

“Sellers’ Accountants” means J. Richard Block, CPA of the firm of Weil, Akman, Baylin & Coleman, P.A.

“Seller Representative” has the meaning set forth in Section 9.01(a).

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” has the meaning set forth in Section 2.04(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and every other nation in which the Company has made sales at any time during the past two years.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and the Release Agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Escrow Deposit” has the meaning set forth in Section 2.03(a).

“Working Capital Review Period” has the meaning set forth in Section 2.04(c).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.  As consideration for the sale of the Shares, Buyer shall pay to the Sellers an aggregate amount (the “Purchase Price”) equal to the Initial Purchase Price Payment, the distributions due the Sellers from the Escrow Account and the Deferred Payments due the Sellers.

Section 2.03 Deliveries at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Sellers, in the proportions set forth in Section 2.03(a) of the Disclosure Schedule (the "Ownership Percentages"), the Initial Purchase Price Payment, by wire transfer of immediately available funds to the accounts of the Sellers as set forth in Section 2.03(a) of the Disclosure Schedule (the "Sellers' Accounts");

(ii) deliver the sum of $500,000 in immediately available funds (the “Working Capital Escrow Deposit”) to the Escrow Account pursuant to instructions given to Purchaser by the Escrow Agent, which deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement; and

(iii) deliver to Sellers the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer (or which Buyer is required to cause to be delivered) at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Sellers shall:

(i) deliver to Buyer stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) deliver to Buyer the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers (or which Sellers are required to cause to be delivered) at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, the Seller Representative shall have prepared and delivered to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Seller Representative that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,087,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment but in any event the total increase in the Purchase Price pursuant to the Closing Adjustment and the Post-Closing Adjustment shall not exceed in the aggregate $200,000.  If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment without any limit.  Given that the Sellers will be taxed on the amount of retained earnings held by the Company, the parties all agree that the Company will bonus out or distribute to the Sellers an amount sufficient to pay the tax each will incur as a result of the requirement to leave retained earnings in the Company for the sale; provided, that, the amount of such bonus or distribution shall be a deduction to the Estimated Closing Working Capital and the Closing Working Capital.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP.

(ii)  The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Sellers' Accounts in the Ownership Percentages an aggregate amount equal to the Post-Closing Adjustment but in any event the total increase in the Purchase Price pursuant to the Closing Adjustment and the Post-Closing Adjustment shall not exceed in the aggregate $200,000.  If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment without any limit.

(c) Examination and Review.

(i) Examination.  After receipt of the Closing Working Capital Statement, the Seller Representative shall have 30 days (the “Working Capital Review Period”) to review the Closing Working Capital Statement.  During the Working Capital Review Period, the Seller Representative and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection.  On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the disagreement therewith (the “Statement of Objections”).  If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Working Capital Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers.  If the Seller Representative delivers the Statement of Objections before the expiration of the Working Capital Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Representative, shall be final and binding.

(iii) Resolution of Disputes.  If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Buyer and the Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller's Accountants or Buyer's Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants.  The Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and the Seller Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total of (A) the difference between the Independent Accountants’ determination and the Buyer’s determination and (B) the numerator.  If the Sellers fail to pay their share of the fees and expenses within 30 days of the date that the Independent Accountants issue their determination, then the Buyers shall be permitted to set off the Sellers’ share of the fees against any amounts due the Sellers or Remaining Sellers under the terms of this Agreement or the Transaction Documents.

(v) Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above.  Subject to payment of the fee of the Independent Accountants in accordance with subsection (iv) above, if the Post-Closing Adjustment is a negative number, then the Seller Representative and Buyer shall direct the Escrow Agent to pay such Post-Closing Adjustment to Buyer out of the Working Capital Escrow Deposit and to pay the balance, if any, of the Working Capital Escrow Deposit to the Seller Representative on behalf of the Sellers; provided, that, to the extent the Post-Closing Adjustment is negative and exceeds the Working Capital Escrow Deposit, then the Sellers shall be jointly and severally liable to the Buyer for the payment of such excess.  Subject to payment of the fee of the Independent Accountants in accordance with subsection (iv) above, if the Post-Closing Adjustment is a positive number, the Buyer shall pay an aggregate amount equal to such positive Post-Closing Adjustment to the Sellers' Accounts in the Ownership Percentages, and the Seller Representative and Buyer shall direct the Escrow Agent to pay the entirety of the Working Capital Escrow Deposit to the Seller Representative on behalf of the Sellers.  All payments shall be made by by wire transfer of immediately available funds.

(d) Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the

“Closing”) to be held at 8:00 a.m., Tulsa, Oklahoma time, no earlier than February 28, 2014 and no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Tulsa, Oklahoma, or at such other time or on such other date or at such other place as the Seller Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax.  Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.07 Loan Repayment.  Two Business Days before the Closing Date, the Seller Representative shall provide Buyer with a letter from Company’s lender(s) setting forth the amount which must be paid in order to pay off the Company’s indebtedness to the lender(s) in full (the “Debt Payoff Amount”).  The Initial Purchase Price shall be reduced to the extent the Debt Payoff Amount exceeds $1,100,000.  Immediately after the Closing, Buyer shall on behalf of the Company deliver to the Company’s lender(s) in immediately available funds the Debt Payoff Amount in exchange for a release by such lender(s) of the Company’s indebtedness and of all Encumbrances securing the same.

Section 2.08 Deferred Payments.  The Sellers shall earn additional consideration for the Shares on the terms set forth below:

(a) Fixed Deferred Payment.  Subject to Section 2.08(f), the Buyer shall pay to the Sellers' Accounts in accordance with the Ownership Percentages an aggregate of One Million Dollars on each of the first three anniversary dates of the Closing for a total aggregate payment of Three Million Dollars ($3,000,000) (the "Fixed Deferred Payment").  If the Buyer sells all or substantially all of the stock or assets of the Company to a buyer who is not an Affiliate of the Buyer, then the Fixed Deferred Payment shall become immediately due and owing and shall be paid out of the proceeds of any such sale of stock or assets of the Company.

(b) EBITDA Earn-out.  Buyer shall pay to each Remaining Seller who is employed by the Buyer or its Affiliate (including the Company) on the last day of a Calculation Period, such payment to be equally divided among the Remaining Sellers  as set forth on Section 2.08(b) of the Disclosure Schedule of an aggregate amount, if any (each, an “Earn-out Payment”), equal to seventy percent of the amount by which the EBITDA for such Calculation Period exceeds the EBITDA Threshold.  Any Remaining Seller who is not employed by the Buyer of its Affiliate (including the Company) by reason of death, Disability, voluntary resignation or termination of employment for Cause on the last day of a Calculation Period shall not be entitled to receive any portion of the Earn-Out Payment related to such Calculation Period and the amount of the Earn-Out Payment that would be otherwise payable to such Remaining Seller shall be retained by the Buyer and shall not be paid or payable to any of the Remaining Sellers.  If the EBITDA for a particular Calculation Period does not exceed the EBITDA Threshold, no Earn-Out Payment shall be due for such Calculation Period.

(c) Procedures Applicable to Determination of the Earn-out Payments.

(i) On or before the date which is 60 days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Remaining Sellers a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii) The Seller Representative shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-Out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Earn-Out Review Period, the Seller Representative and the Sellers’ Accountants shall have the right to inspect the Company’s books and records during normal business hours at the Company's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn-out Payments.  Prior to the expiration of the Earn-Out Review Period, the Seller Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by the Seller Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If the Seller Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto.  If the Seller Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and the Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-out Payment for the applicable Calculation Period.  If Buyer and the Seller Representative are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants.  The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 60 days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice.  If unresolved disputed items are submitted to the Independent Accountants, Buyer and the Seller Representative shall each furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request.  The Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Seller Representative, and not by independent review.  The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountants shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountants shall be borne by Sellers and Buyer using the same methodology as set forth in Section 2.04(c)(iv).

(d) No Security.  The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Remaining Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of a Remaining Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

(e) Timing of Payment of Earn-out Payments.  Subject to Section 2.08(f), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.08(b) or (c) hereof shall be paid in full no later than 30 days following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.08(c) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice).  All Deferred Payments shall be made in immediately available funds to the Sellers' Accounts of the Sellers entitled to such payments.

(f) Right of Set-off.  In the event the Sellers, or any combination of Sellers, fails within 30 days to pay any amounts due Buyer under this Agreement or the Transaction Documents, then Buyer shall have the right to withhold and/or set off against any Deferred Payment any amounts owed to Buyer or a Buyer Indemnitee under this Agreement or any other Transaction Document.  Buyer’s obligation to pay any Deferred Payment shall be suspended and deferred up to the disputed amount during the pendency of any such 30-day payment period granted to Sellers which commenced on or prior to the due date of such Deferred Payment.

(g) Post-Closing Operation of the Company.

(i) Subject to subsection (ii) below, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and its business, including, but not limited to, the capitalization, funding and structuring of the Company and its business.  Buyer shall have no obligation to operate the Company in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(ii) The Buyer covenants that, during the Earn-out Period, it shall maintain the ability to account separately for the results of operations of the Company in a manner that will permit the Buyer to determine the EBITDA of the Company, regardless of whether the Buyer elects to cause the Company to maintain its separate corporate existence or to be merged with another entity or to transfer the assets of the Company to another entity and the Buyer covenants that it shall not take any actions in bad faith for the purpose and with the intent of avoiding or reducing any of the Earn-Out Payments hereunder.

Section 2.09 Escrow.

(a) At the Closing, Buyer shall deposit the Working Capital Escrow Deposit with the Escrow Agent to be held, invested, safeguarded and released pursuant to the terms of the Escrow Agreement.

(b) The Escrow Agreement will provide that disbursements of the Escrow Funds and of the Working Capital Escrow Deposit shall only be made in accordance with written instructions jointly signed by Buyer and the Seller Representative or pursuant to a final order of a court of competent jurisdiction.

(c) The Seller Representative and Buyer shall promptly (but in any event within three Business Days of a request) execute a joint instruction letter (which letter shall be in a form that complies with the requirements of the Escrow Agreement) (a “Joint Instruction Letter”) directing the Escrow Agent to disburse the portion of the Escrow Funds required to satisfy an obligation under Section 2.04(c)(vi).

(d) If either Buyer or Seller Representative fails to timely execute and deliver a Joint Instruction Letter when required hereunder, any amount that should have been released from escrow pursuant to such instructions shall bear interest at the maximum non-usurious rate of interest permitted by applicable law from the date such release should have been made until the date the release is actually made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Authority of Seller.  Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.02 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value (“Common Stock”), of which 500 shares are issued and outstanding and constitute the Shares.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers in the Ownership Percentages, free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws.  None of the Shares were issued in violation of any agreement, arrangement or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries.  The Company does not own, or have any interest in any shares or other equity interests or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents.  The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which a Seller or the Company is a party or by which a Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements.  Complete copies of the Company's annual financial statements consisting of the unaudited balance sheet of the Company as at December 31, in each of the years 2010, 2011 and 2012 and the related unaudited statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Reviewed Financial Statements”), the audited balance sheet of the Company as at September 30, 2013 and the related audited statements of income and retained earnings, stockholder’ equity and cash flow for the nine months then ended (the “Audited Financial Statements”) and the financial statements consisting of the unaudited balance sheet of the Company as at December 31, 2013 and the related unaudited statements of income and retained earnings, stockholders' equity and cash flow for the twelve month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, and the Audited Financial Statements, the “Financial Statements”) are included at Section 3.06 of the Disclosure Schedule.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements).  The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of September 30, 2013, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of December 31, 2013, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities.  To the best of Sellers’ Knowledge, the Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 3.08 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock except;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, modification to or cancellation of any Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any capital expenditures in excess of $10,000;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Sellers or its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

(y) loss of or reduction of business with any Material Customer or Material Supplier; or

(z) sales outside the ordinary course of business consistent with past practice of the Company's inventory (including scrap inventory) or of consignment inventory;

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedule and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedule, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 or which cannot be cancelled by the Company without fee or penalty on less than 90 days' notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party which cannot be cancelled by the Company without fee or penalty on less than 90 days' notice;

(vii) all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and a Seller, an officer or director of the Company or any of their respective Affiliates (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect.  None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Reviewed Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedule;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property.  With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.  The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.  There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  No Seller or its Affiliate owns an interest in any real or personal property used in the business of the Company.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The assets owned and leased by the Company are sufficient for the conduct of its business, and will be sufficient for the business of the Company after it is acquired by the Buyer, in substantially the same manner as prior to the Closing Date.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Sellers (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.12(b) of the Disclosure Schedule lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company's current or planned business or operations.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances.  Without limiting the generality of the foregoing, The Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property.  Sellers have provided Buyer with true and complete copies of all such agreements.  The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company's ownership and use thereof.

(d) Section 3.12(d) of the Disclosure Schedule lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company's current or planned business or operations.  Seller has provided Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person.  Neither any Seller nor the Company has received any communication, and no Action has been instituted, settled or, to Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f) Section 3.12(f) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property.  Sellers have provided Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.  No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.13 Inventory.  All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventory is owned by the Company free and clear of all Encumbrances.  Except as set forth on Section 3.13 of the Disclosure Schedule the Company holds no inventory on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 60 days after billing.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance.  Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.  Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  Except as set forth on Section 3.16 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.  The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedule.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 3.18(b) of the Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedule.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and no Seller has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Sellers through the Closing Date in accordance with Environmental Law, and neither any Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.  With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor any Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e) Section 3.19(e) of the Disclosure Schedule contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) Section 3.19(f) of the Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller or the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g) Neither any Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither any Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j) The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedule) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof.  Neither any Seller nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, medical, dental, welfare, retention, severance, sick pay, disability, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, practice, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedule, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  Except as set forth in Section 3.20(c) of the Disclosure Schedule, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as set forth in Section 3.20(f) of the Disclosure Schedule and required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan.  The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedule and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.20(h) of the Disclosure Schedule, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by any Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.  None of any Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.20(l) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  Except as set forth in Section 3.21(a) of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedule, the Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to Sellers'

Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Except as set forth in Section 3.21(b) of the Disclosure Schedule, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.  The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedule and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  Except as set forth in Section 3.21(c), there are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22 Taxes.  Except as set forth in Section 3.22 of the Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company's Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet.  The amount of the Company's Liability for unpaid Taxes for all periods following December 31, 2013, shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedule sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority.  There are no pending or threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2009.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.  The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) Section 3.22(t) of the Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.  The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.  The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.23 Books and Records.  The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

Section 3.25 Full Disclosure.  No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oklahoma.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party except for approval of the senior secured lender to the Buyer's parent corporation.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03 Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers.  Except for FOCUS, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings.  There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality.  From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that a Seller can show that such information (a) is generally available to and known by the public through no fault of a Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by a Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If a Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) During the Restricted Period, a Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company.  Notwithstanding the foregoing, a Seller or his Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, a Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent a Seller or any of his Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, a Seller shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Person such Seller knows to be a client or customer of the Company or a potential client or customer of the Company for the purpose of diverting their business or services from the Company.

(d) Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Intentionally left blank.

(g) Additionally, during the period of employment of any Seller by the Company, the Company shall not require a Seller to work on or in any business except the business currently engaged in by the Company, which the parties agree encompasses the Restricted Business.

Section 5.03 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  Sellers shall reasonably cooperate with Buyer’s parent company in connection with the timely filing with the Securities and Exchange Commission of a Current Report on Form 8-K, reporting the completion of the transaction contemplated by this Agreement.

(b) Sellers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedule.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, each Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected

Contract for the term thereof, and, if a Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the representatives of Sellers reasonable access (including the right to make, at such Seller's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, each Seller shall:

(i) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.05 Closing Conditions.  From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.06 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.07 Benefit Plans; Employees.

(a) Sellers shall, and shall cause the Company to, terminate all Benefit Plans prior to the Closing, and shall provide Buyer with reasonable evidence of such termination.

(b) Sellers shall, and shall cause the Company to, terminate prior to Closing any employee that the Buyer states that it does not wish to retain after the Closing.

Section 5.08 Battery Business.  The Company and the Sellers have worked with Alexis Power Systems and others on developing a new battery for applications in the telecom and energy industries (the “Battery Business”).  The Sellers represent and warrant to the Buyer that neither they nor the Company are a party to any agreements and have no assets or liabilities related to the Battery Business.  Each Seller agrees with the Buyer that in the event he should enter into any agreements or joint ventures related to the Battery Business within three years from the Closing Date, such Seller shall offer the Buyer and the Company the opportunity to acquire up to 25% of such Seller’s interest in such agreement or joint venture on the same basis as such Seller.  Further, during such three year period, the Sellers agree to give the Company the opportunity to be the exclusive U.S. distributor of batteries developed by the Battery Business.

Section 5.09 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.  Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective representatives, and agree to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due.  Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return.  If the Seller Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Buyer and the Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If Buyer and the Seller Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final.  The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee's resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers.  The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date.  After such date neither the Company, Sellers nor any of Sellers’ Affiliates and their respective representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification.  Except to the extent treated as a Liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.  In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith.  Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Section 338(h)(10) Election.

(a) Election.  The Company and Sellers shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”).  Sellers shall pay any Tax incurred by the Sellers or the Company attributable to the making of the Section 338(h)(10) Election, and Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b) Allocation of Purchase Price.  Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”).  The final Allocation Schedule shall be prepared by Buyer and delivered to the Seller Representative within 60 days following the Closing Date for its approval.  If the Seller Representative does not notify the Buyer in writing of an objection to the Allocation Schedule within 30 days of its delivery to the Seller Representative, then the Allocation Schedule as prepared by the Buyer shall be deemed approved by the Sellers.  If the Seller Representative notifies Buyer in writing within 30 days of the delivery to the Seller Representative of the Allocation Schedule that the Seller Representative objects to one or more items reflected in the Allocation Schedule as being unreasonable and states the reason for such objection, the Seller Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days of the delivery to Buyer of the written objections of the Seller Representative, such dispute shall be resolved by the Accounting Referee who shall uphold the Buyer's valuations unless he finds them to be unreasonable.  The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer.  Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.06 Contests.  Buyer agrees to give written notice to the Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder.  Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.07 Cooperation and Exchange of Information.  Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The parties shall have received all consents, authorizations, orders and approvals, if any, from the Governmental Authorities referred to in Section 3.05 or in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)  No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have made the Closing deliveries described in Section 2.03(b).

(g) Buyer shall have received a certificate, dated the Closing Date and signed by all the Sellers, stating that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Buyer shall have received resignations of the directors and officers of the Company.

(i) Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j) Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not foreign persons within the meaning of Section 1445 of the Code.

(k) Buyer shall be satisfied with the results of its diligence investigation, in its sole discretion.

(l) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller Representative, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.  Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have received the approvals, if any, required under Section 4.02(c), and a true and correct copy of such approval shall have been delivered to the Seller Representative at or prior to the Closing.

(e) Buyer shall have made the Closing deliveries described in Section 2.03(a).

(f) The Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) The Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) The Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to the Seller Representative such other documents or instruments as the Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.19, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely and the representations and warranties in Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers.  Subject to the other terms and conditions of this Article VIII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c) any claim released or purported to be released pursuant to the Release Agreements; or

(d) any pre-Closing Liability except to the extent taken into account in determining the Closing Working Capital.

Section 8.03 Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket.  The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $3,900,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.20, Section 3.24, Section 4.01 and Section 4.04.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes in writing the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 90 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to ten percent, calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

ARTICLE IX

SELLERS AND SELLER REPRESENTATIVE

Section 9.01 Seller Representative.

(a) Each Seller hereby irrevocably appoints and authorizes C. Douglas Nave to act as its respective representative and attorney-in-fact (the “Seller Representative”) with full authority, in its sole discretion, to (a) negotiate, defend, pursue, settle and pay any indemnification claims or other disputes with Buyer which may arise under this Agreement, (b) execute, as Seller Representative and as attorney-in-fact for each Seller, and take all actions required of or permitted to the Sellers under this Agreement and any other agreement or document required to be executed by the Sellers in connection with the transactions contemplated herein, including the Transaction Documents, (c) take any other action specifically authorized by this Agreement or that may be necessary or desirable on behalf of the Sellers in connection with this Agreement or any other agreement or document required to be delivered in connection herewith or in connection with the transaction contemplated herein, (d) exercise or refrain from exercising any remedies available to Sellers under this Agreement, and (e) approve and execute amendments to this Agreement or waive portions of this Agreement on behalf of the Sellers.  The appointment of the Seller Representative by each Seller as its attorney-in-fact hereunder is coupled with an interest and irrevocable  In the event of the incapacity or refusal to serve of C. Douglas Nave as the Seller Representative, then John Leigh shall be the successor Seller Representative.  The Seller Representative shall act as the representative of the Sellers with respect to any act or decision to be taken or made by Sellers hereunder, and the Buyer shall be entitled conclusively to rely upon any action taken by the Seller Representative as an action of all the Sellers or the Remaining Sellers as applicable, including without limitation as the action of Sellers or Remaining Sellers under Sections 2.04, 2.08 and 2.09 and under Articles VI and VIII.  Notice sent by the Buyer to the Seller Representative shall have the same force and effect as if delivered to each of the Sellers.

(b) The Sellers, jointly and severally, shall be responsible for all costs and expenses, including attorneys’ fees, incurred by the Seller Representative in connection with his duties contemplated by this Agreement.  The Seller Representative shall have no liability whatsoever to the Sellers for any loss caused by any act or by failure to do any act if the loss suffered by the Sellers arises out of any action taken, or not taken, by the Seller Representative in good faith.  The Seller Representative shall have no obligation to take any action as Seller Representative unless it has been provided with funds, security or indemnity by the Sellers, which the Seller Representative in its sole discretion deems sufficient.  The Seller Representative shall be entitled to engage such counsel, experts and other agents as it shall deem necessary in performing its functions, and shall be entitled to rely conclusively on the opinions and advice of such Persons.

Section 9.02 Sellers' Liability.  The obligations of Sellers to Buyer under this Agreement shall be joint and several.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	C. Douglas Nave c/o Nave Communications 8215 Dorsey Run Road Jessup, Maryland 20794
	Facsimile:	(301) 725-7199
	E-mail:	dnave@ncctel.com
with a copy to:	Ryan, Drewniak & Upshaw, PA. 31 Old Solomons Island Road, Suite 201 Annapolis, Maryland 21401
	Facsimile:	(410) 897-9463
	E-mail:	John@RDUlawfirm.com
	Attention:	John J. Ryan
If to Buyer:	Advantage Acquisition Corp. 1221 East Houston St. Broken Arrow, Oklahoma 74012
	Facsimile:	(918) 251-0792
	E-mail:	dhumphrey@addvantagetechnologies.com
	Attention:	David L. Humphrey, President and CEO
with a copy to:	Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. 320 South Boston Avenue, Suite 200 Tulsa, Oklahoma 74103
	Facsimile:	(918) 594-0505
	E-mail:	dgustafson@hallestill.com
	Attention:	Del L. Gustafson

Section 10.03 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries.  Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OKLAHOMA IN EACH CASE LOCATED IN THE CITY AND COUNTY OF TULSA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 10.11 Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement (including without limitation Sections 5.01 and 5.02) would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 10.12 Attorneys’ Fees.  In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 10.13 Cumulative Remedies.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 10.14 Time of the Essence.  Time shall be of the essence in this Agreement.

Section 10.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“BUYER” ADDvantage Acquisition Corp.
By: /s/ David L. Humphrey Name: David L. Humphrey Title: President and CEO

“SELLERS”
/s/ Carlton Douglas Nave Carlton Douglas Nave /s/ Edward Howe Edward Howe /s/ Ryan Hecox Ryan Hecox /s/ John Leigh John Leigh /s/ Peter Boettcher Peter Boettcher /s/ Michael Burch Michael Burch

EXHIBIT A

ESCROW AGREEMENT

Exhibit A is an Escrow Agreement among the Sellers, the Buyer and the escrow agent setting forth the terms upon which the Working Capital Escrow will be held and released by the Escrow Agent.  It has been omitted but will be furnished supplementally to the Commission upon request.

EXHIBIT B

RELEASE AGREEMENT

RELEASE AGREEMENT

This Agreement (this “Agreement”) is entered into as of February 28, 2014 by the person specified on the signature page hereto as the “Releasor” (the “Releasor”) for the benefit of the Released Parties (as defined below) as if the Released Parties were parties hereto.

RECITALS

WHEREAS, Carlton Douglas Nave, Edward Howe, Ryan Hecox, John Leigh, Peter Boettcher, and Michael Burch (“Sellers”) and ADDvantage Acquisition Corp., an Oklahoma corporation (“Purchaser”) are parties to that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) providing for the purchase by Purchaser from Sellers of all of the issued and outstanding shares of common stock of Nave Communications Company, a Maryland corporation (the “Company”);

WHEREAS, the Releasor will benefit from the consummation of the transaction covered by the Purchase Agreement (the “Transaction”) by reason of its ownership interest in the Company; and

WHEREAS, Purchaser is unwilling to consummate the Transaction without the benefit of the covenants, releases and obligations of Releasor set forth in this Agreement and has, therefore, required that this Agreement be executed and delivered by Releasor as a material condition to consummating the Transaction;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the Releasor, Releasor agrees as follows for the benefit of the Released Parties:

AGREEMENTS

1. Defined Terms.  Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Release.

2.1 Releasor hereby (i) fully settles, releases and forever discharges the Released Parties from any and all Claims (as defined below), (ii) covenants not to sue, otherwise assert or threaten to sue or assert in any forum any Claim and (iii) agrees to indemnify, defend and hold harmless the Released Parties from any Claim asserted by Releasor or any Person taking by, through or under Releasor.

2.2 Releasor acknowledges that he or she may hereafter discover facts in addition to or different from those which Releasor now knows or believes to be true with respect to the subject matter of this Agreement.  Releasor agrees to remain bound hereby and hereby fully releases all Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Claims.  Releasor assumes any and all risk of any mistake in connection with the facts involved in the matters described in this Agreement or with regard to any facts now unknown to Releasor related to such matters.

3. Definitions.  In addition to terms defined elsewhere in this Agreement, the following terms are defined for purposes of this Agreement as follows:

3.1 “Claim” means all actions, causes of action (in law or in equity), suits, debts, liens, agreements, promises, obligations, liabilities, claims, counterclaims, cross-claims, demands, damages, losses, inspection rights, access rights, audit rights, attorneys or consultants fees, costs or expenses, of any nature whatsoever (including, but not limited to, direct, indirect, consequential, exemplary, special or punitive), whether known or unknown, suspected or unsuspected, fixed or contingent, and whether sounding in tort, contract, statute, common law, administrative regulation, or any duties arising thereunder or otherwise (including contribution) against the Released Parties, including, without limitation, (i) any of the foregoing with respect to, or any right whatsoever to acquire, directly or indirectly, any common stock or other equity securities of the Company or any Affiliate of the Company or pursuant to any phantom stock, share appreciation right or other similar right, under any instrument, document, plan, agreement or commitment, written or oral, or otherwise, and (ii) any of the foregoing with respect to the ownership, governance, business and affairs of the Company or any Affiliate of the Company; provided, notwithstanding the foregoing, “Claim” shall not include (A) claims arising from Releasor’s rights under the Purchase Agreement or any other Transaction Documents, (B) claims for payment in the ordinary course of business of salary for the current pay period, (C) claims for out-of-pocket expenses actually incurred by Releasor that are reimbursable in accordance with the historic expense reimbursement policies of the Company and (D) claims arising from rights under any 401(k) plan, health plan or other welfare benefit plan maintained by the Company and listed in Section 3.20(d) of the Disclosure Schedule.

3.2 “Released Parties” means (a) the Buyer Indemnitees, including without limitation the Company, (b) each of the past and present employees, officers, directors, general or limited partners, members, managers, joint venturers, principals, subsidiaries, divisions, shareholders (direct and indirect), directors, officers, associates, executors, administrators, beneficiaries, representatives, agents, attorneys and insurers of each of the Buyer Indemnitees, (c) each of the respective estates, executors, administrators, heirs, successors and assigns of each of the Persons described in clauses (a) or (b) preceding, and (d) any Person acting through, in the right of, jointly or in concert with any of the foregoing or whose rights derive from any relationship with any such Person.

4. Representations and Warranties.  Releasor hereby represents and warrants to each Released Party that:

4.1 Releasor has full power and authority to execute and deliver this Agreement, and this Agreement constitutes the valid and legally binding obligation of Releasor, enforceable against Releasor in accordance with its terms and conditions;

4.2 Releasor has performed Releasor’s own due diligence concerning the Transaction and matters subject to this Agreement to the extent Releasor deems necessary and is relying on Releasor’s own due diligence; and

4.3 Releasor is the sole record and beneficial owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any Person, any Claims being released hereby.

5. Certain Acknowledgements.  Releasor acknowledges that it (a) has read and understands this Agreement and the Purchase Agreement, (b) has, to the extent Releasor so desired and as recommended by Purchaser, consulted with legal counsel with respect to the terms and conditions hereof, (c) is fully aware of the legal effect of this Agreement, (d) has entered into this Agreement freely based on Releasor’s own judgment with the advice of legal counsel and such other advisers as Releasor has deemed necessary or advisable, and (e) has not been offered any promise or inducement to enter into this Agreement, except as expressly stated in this Agreement.

6. Miscellaneous.

6.1 This Agreement shall be interpreted, enforced and governed by the laws of the State of Oklahoma, without regard to its conflict of laws provisions.

6.2 Releasor irrevocably submits to the non-exclusive jurisdiction of, and venue in, any court located in the State of Oklahoma for the purposes of any proceeding directly or indirectly arising out of, under or in connection with this Agreement and agrees to commence any such proceeding only in such courts.  Releasor further agrees that service of any process, summons, notice or document by U.S. registered mail to Releasor’s address set forth on the signature page hereto will be effective service of process for any such proceeding.  Releasor hereby irrevocably and unconditionally waives any objection to the laying of venue in such courts of any proceeding arising out of this Agreement and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

6.3 If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or contrary to public policy, such term or provision shall be modified to the extent necessary to be valid and enforceable and shall be enforced as modified, and the remaining provisions of this Agreement shall not be affected thereby.

6.4 Each Released Party is a third party beneficiary of Releasor’s releases, representations, covenants and other obligations under this Agreement and, as such, may enforce the provisions hereof as if he or she were a party hereto.  In no event shall any Released Party be liable to the Releasor for any indirect, consequential, remote, exemplary or punitive or multiple-based damages.

6.5 It is recognized and acknowledged by Releasor that a breach of the covenants and other obligations contained in Section 2 will cause irreparable damage to some or all of the Released Parties, the amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  It is also recognized and acknowledged by Releasor that (i) for the reasons set forth in the Recitals of this Agreement, Purchaser will not consummate the Transaction without the execution of this Agreement by the Releasor and (ii) Releasor has received good and valuable consideration in exchange for Releasor’s agreement to be bound by such covenants and other obligations.  Accordingly, Releasor agrees that he or she will not challenge the enforceability of the provisions of this Agreement to which he or she has agreed and, without limiting the foregoing, covenants not to bring any action, suit or proceeding that seeks to challenge the enforceability thereof.  Furthermore, in the event of a breach of any of the covenants or other obligations contained in Section 2, in addition to any other remedy which may be available at law or in equity, the Released Parties will be entitled to specific performance and injunctive relief in any court of competent jurisdiction in addition to all other remedies available at law or in equity.

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________

CARLTON DOUGLAS NAVE

Signature Page to Release Agreement

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________
____________________
EDWARD HOWE

Signature Page to Release Agreement

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________

_____________________
RYAN HECOX

Signature Page to Release Agreement

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________
                    _____________________
JOHN LEIGH

Signature Page to Release Agreement

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________
                    ______________________
PETER BOETTCHER

Signature Page to Release Agreement

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement on the day and year first above written.

RELEASOR:
Address:

_____________________________
                    ______________________
MICHAEL BURCH

Signature Page to Release Agreement

DISCLOSURE SCHEDULES

STOCK PURCHASE AGREEMENT

by and among

Part 1.                      ADDvantage Acquisition Corp.

and

Carlton Douglas Nave, Edward Howe, Ryan Hecox, John Leigh, Peter Boettcher, and Michael Burch

dated as of

February 28, 2014

Section 2.03(a)                                Ownership Percentages and Sellers’ Accounts

This Section listed the ownership percentages of the Sellers and their bank accounts.  It has been omitted but a copy will be furnished supplementally to the Commission upon request.

Section 2.08(b)                                Remaining Sellers.
Peter Boettcher
John Leigh
Michael Burch
Ryan Hecox
Carlton Douglas Nave

Section 3.02                                Organization, Authority and Qualification of the Company.
Organized under the laws of the State of Maryland and licensed in Maryland.

Section 3.05                                No Conflicts; Consents.

Landlord must consent.  This consent has been obtained and has been provided.

Penske does not need to consent, but has done so anyway by way of an email, which has been provided.

Section 3.06                                Financial Statement

This Section included the following financial statements of the target:

A.           Annual financial statements (unaudited) of the Company for 2010, 2011 and 2012;

B.           Audited financial statements of the Company for the nine month period ended 9/30/2013;

C.           Unaudited financial statements of the Company for the twelve months ended 12/31/2013.

These financial statements have been omitted but will be furnished supplementally to the Commission upon request.

Section 3.08                                           Absence of Certain Changes, Events and Conditions.

This Section listed certain events which had occurred since December 31, 2013, and it has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.09                                Material Contracts.

This Section listing certain contracts has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.10(a)                                Permitted Encumbrances.

None except that the Company has no title to any real property.  Its only interest in real property is a leasehold pursuant to that certain lease agreement dated November 15, 2013, a copy of which has been provided to the landlord.

Section 3.10(b)                                Description of Real Property

This Section gave information regarding the Company’s address, landlord and use of its property.  It has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.12(b)                                Intellectual Property Registrations.

None.

Section 3.12(c)                                Exceptions as to Section 3.12(c) Representation and Warranty.

None.

Section 3.12(d)                                Licenses, Sublicenses and Other Agreements.

None.

Section 3.12(f)                                Licenses Granted to Others.

None.

Section 3.13                                Consignment Inventory.

A list of consignment inventory was omitted but it will be furnished supplementally to the Commission upon request.

Section 3.14                      Accounts Receivable.

A list of the accounts receivable has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.15(a)                                Material Customers.

The Customer list has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.15(b)                                Material Suppliers

A list of the suppliers has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.16                                Insurance.

Insurance information has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.17(a)                                Legal Proceedings.

None.

Section 3.17(b)                                Governmental Orders.

None.

Section 3.18(a)                                Compliance With Laws.

None.

Section 3.18(b)                                Permits.

None.

Section 3.19(a)                                           Environmental Permits.

None.

Section 3.19(e)                                           Storage Tanks.

None.

Section 3.19(f)                                           Off-Site Facilities.

None.

Section 3.19(h)                                           Environmental Reports

None.

Section 3.19(j)                                           Environmental Attributes

None.

Section 3.20(a)                                           Employee Benefit Plans.

A description of employee benefit plans has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.20(c)                                           Compliance with Laws.

None.

Section 3.20(f)                                           Limitations on Buyer.

None.

Section 3.20(g)                                           Retiree Welfare Benefits.

None.

Section 3.20(h)                                           Actions.

None.

Section 3.20(l)                                           Effect of Agreement.

None.

Section 3.21(a)                                Employees.

A list of the Company’s current employees has been omitted but will be furnished supplementally to the Commission upon request.

Section 3.21(b)                                Unions.

None.

Section 3.21(c)                                Actions.

None.

Section 3.22                                Taxes.

None.

Section 3.22(f)                                Examinations.

None.

Section 3.22(t)                                Foreign Jurisdictions.

None.

IN WITNESS WHEREOF, THE PARTIES EXECUTE THESE DISCLOSURE STATEMENTS.

BUYER                                                                                     SELLER

ADDvantage Acquisition Corp.                                                                                                Nave Communications Company

By: _________________________                                                                                                By: _________________________